CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated February 10, 2006 for Van Eck Worldwide Insurance Trust (comprising Worldwide Bond Fund, Worldwide Emerging Markets Fund, Worldwide Hard Assets Fund, Worldwide Real Estate Fund and Worldwide Absolute Return Fund) in this Registration Statement (Form N-1A No. 33-13019) of Van Eck Worldwide Insurance Trust.



                                                   /s/ Ernst & Young LLP

                                                   ERNST & YOUNG LLP


New York, New York
April 25, 2006